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                                Agreement

This Agreement was verbally entered into on the 22nd day of May, 1997, by and between Australian Grazing & Pastoral Co., Pty. Ltd., (AGP), and International Oil Lease Service Corp., (IOLS), (hereinafter collectively referred to as "AGP"), and Australian-Canadian Oil Royalties Ltd., (hereinafter referred to as "ACOR").

                                 PREMISES

WHEREAS, AGP hereby acknowledges receipt of the one million six hundred thousand (1,600,000) ACOR shares for payment (being 1,008,000 shares to AGPC and 592,000 shares to IOLS), and ACOR acknowledges receipt of forty percent (40%) of the overriding royalty interests as set out in Schedule "A".

WHEREAS, AGP offered for sale, for $C428,165.60 worth of restricted letter stock in ACOR, the overriding royalties listed on Schedule "A" attached hereto and made a part hereof for all purposes, and ACOR agreed to purchase, for $C428,165.60, being 1,600,000 shares of ACOR stock, forty percent (40%) of said overriding royalties. The value for the transaction was $C428,165.60, being based on an independent third party transaction covering the same properties listed in Schedule "A", which occurred on June 30, 1997, (see Schedule "B"). This forty percent (40%) presently represents 464,410 net royalty acres of overriding royalties with a net royalty acre being defined as 1/8 of the gross production or revenues from one acre of land free and clear of drilling and exploration costs. The 13 concessions, or Authorities to Prospect ("ATP") in Queensland, Australia are in the same general form as set out in Schedule "C-1". The 13 assignments from the ATP Holders to AGP and IOLS, on the Queensland properties, are essentially in the form as set out in Schedule "C-2". The overriding royalty assignments to ACOR are essentially the same form as shown in Schedule "C-3", attached hereto for all purposes. The assignments in the chain of title in South Australia to the area in PEL's 5 & 6, called Patchawarra SW, are listed in Schedule "D" attached hereto for all purposes. Furthermore, forty percent (40%) of accrued royalties on ATP 299 and ATP 267, as set out in Schedule "E", and held in escrow, are part of the royalties transferred, and have been paid to ACOR.

WHEREAS, ACOR has purchased forty percent (40%) of the overriding royalty interests listed on Schedule "A" under the terms and conditions set forth in the assignments.

NOW THEREFORE, the following has been accomplished:

    1. AGP sold to ACOR, forty percent (40%) of the overriding royalties listed in Schedule "A" at a purchase price of one million six hundred thousand (1,600,000) shares of ACOR stock, valued at $C428,165.60, that was issued to AGP in the above set out proportions; and

    2. AGP has furnished title searches to ACOR on all of the Authorities to Prospect in Queensland, at AGP's expense; and

    3. ACOR will be responsible for stamp duty, if any is required, on the assignments it receives from AGP as set out in this Agreement. The amount of the stamp duty will depend on the value that ACOR places on the overriding royalties for stamp duty; and

    4. All funds which were in escrow, being forty percent (40%) of the amounts set out in Schedule "E", and forty percent (40%) of all future revenues shall be the property of and be paid to ACOR;

    5. This agreement shall be executed by each party hereto on the date shown in the respective notary blank for each signing party; and

    6. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. If any portion of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby. In the event any enforcement of any portion of this Agreement shall become necessary, the parties hereto agree that any such action shall be taken in a federal or state court, located in the State of Texas; and

    7. The failure of a party to seek redress for violation, or to insist on strict performance, of any term or condition of this Letter Agreement shall not prevent a subsequent act or omission which would have constituted a violation from having the effect of any original violation; and

    8. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument; and

    9. The foregoing represents the definitive agreement between the parties hereto and supersedes any prior written or oral agreements.

    10. This agreement shall inure to the benefit of and be binding on the successors and assigns of ACOR and AGP.


AUSTRALIAN GRAZING & PASTORAL CO.,          ATTEST:
PTY. LTD.

By: /s/ ROBERT KAMON, PRESIDENT             /s/ KENNY MILLER, ASST. SEC.



INTERNATIONAL OIL LEASE SERVICE CORP.       ATTEST:

By: /s/ ROBERT KAMON, PRESIDENT             /s/ KENNY MILLER, ASST. SEC.




AUSTRALIAN-CANADIAN OIL ROYALTIES           ATTEST:
LTD.

By: /s/ Ely Sakhai, President               /s/ Robert Kamon, Secretary